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                                                                   EXHIBIT 99.1


                                  NEWS RELEASE

ENBRIDGE ENERGY PARTNERS IS NEW NAME FOR LAKEHEAD PIPE LINE PARTNERS

HOUSTON, Texas, September 5/PRNewswire/ -- Effective today, Lakehead Pipe Line Partners, L.P. changed its name to Enbridge Energy Partners, L.P. ("Enbridge Energy") and changed its trading symbol to "EEP."

Mr. Dan C. Tutcher, President of the Enbridge Partnership commented, "It was our privilege to ring the Opening Bell at the New York Stock Exchange today and initiate trading in "EEP" units. The occasion marks the official launch of Enbridge Energy Partners and signals our repositioning of the Partnership to become the primary acquisition vehicle for Enbridge Inc. in the United States. This strategy involves expanding the geographic scope of the Partnership to the entire U.S., including the active Gulf Coast region; and expanding the business scope to all suitable types of energy transportation assets, including terminals, feeder systems and natural gas assets. Our end objective is to accelerate the growth of cash distributions to unitholders."

The changes, which were announced on July 19, do not require any action on the part of Enbridge Energy's unitholders. Partnership units will trade and cash distributions will be disbursed in the same manner as previously. For registered unitholders, existing certificates in the name of Lakehead Pipe Line Partners, L.P. continue to be fully negotiable and need not be replaced. The CUSIP number assigned to Enbridge Energy Partners, L.P. is 29250R 10 6.

Enbridge Energy Partners, L.P. (enbridgepartners.com) owns the U.S. portion of the world's longest liquid petroleum pipeline. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, holds an effective 14.5% interest in the Partnership. The Partnership's Class A Common Units are traded on the New York Stock Exchange under the symbol "EEP" (formerly "LHP"). Enbridge Inc. common shares are traded on the Toronto Stock Exchange under the symbol "ENB" and on the NASDAQ National Market under the symbol "ENBR."

This news release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Enbridge Energy has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Enbridge Energy makes these statements and projections in good faith, neither the Partnership nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to Enbridge Energy's (formerly Lakehead's) Securities and Exchange Commission filings for additional important factors that may affect actual results.

INVESTOR RELATIONS CONTACT:
Tracy Barker
Telephone: (403) 231-5949
Facsimile: (403) 231-5780
Toll-free: (800) 525-3999
E-mail: investor@enbridgepartners.com

MEDIA CONTACT:
Denise Hamsher
Telephone: (713) 650-8900
Facsimile: (713) 653-6510
E-mail: media@enbridgepartners.com

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